EXHIBIT 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

THIRD QUARTER 2012 FINANCIAL RESULTS

Woodland Hills, CA, November 12, 2012 – Unico American Corporation. (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and nine months ended September 30, 2012. For the three months ended September 30, 2012, revenues were $8.2 million and net income was $0.7 million ($0.14 diluted income per share) compared with revenues of $9.1 million and net income of $1.3 million ($0.24 diluted income per share) for the three months ended September 30, 2011. For the nine months ended September 30, 2012, revenues were $24.8 million and net income was $1.4 million ($0.26 diluted income per share) compared with revenues of $26.3 million and net income of $3.1 million ($0.58 diluted income per share) for the nine months ended September 30, 2011.

As of September 30, 2012, the Company had cash and investments (at amortized cost) of $124.6 million.  $46.5 million, or 37% of these investments were fixed maturity investments, and 76% of those fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $75.2 million as of September 30, 2012, or $14.11 per common share including unrealized gains, net of tax, of $0.2 million, compared to stockholders’ equity of $75.8 million as of December 31, 2011, or $14.20 per common share including unrealized gains, net of tax, of $1 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “appears,” “believe,” “expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	September 30	December 31
	2012	2011
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost:
September 30, 2012 $46,499; December 31, 2011 $89,903)	$46,797	$91,357
Short-term investments, at fair value	78,046	38,139
Total Investments	124,843	129,496
Cash	95	467
Accrued investment income	270	681
Premiums and notes receivable, net	6,020	5,304
Reinsurance recoverable:
Paid losses and loss adjustment expenses	12	60
Unpaid losses and loss adjustment expenses	7,814	7,975
Deferred policy acquisition costs	3,928	4,158
Property and equipment (net of accumulated depreciation)	665	231
Deferred income taxes	1,836	1,394
Other assets	1,396	609
Total Assets	$146,879	$150,375

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Unpaid losses and loss adjustment expenses	$51,029	$54,487
Unearned premiums	16,591	15,912
Advance premium and premium deposits	930	818
Accrued expenses and other liabilities	3,103	3,310
Total Liabilities	$71,653	$74,527

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares;
Issued and outstanding shares 5,329,597 at September 30, 2012; 5,341,992 at
and at December 31, 2011	$3,633	$3,611
Accumulated other comprehensive income	196	960
Retained earnings	71,397	71,277
Total Stockholders’ Equity	$75,226	$75,848

Total Liabilities and Stockholders' Equity	$146,879	$150,375

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

($ in thousands, except per share)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
REVENUES
Insurance Company Revenues
Premium earned	$8,233	$8,022	$24,236	$24,021
Premium ceded	1,292	1,321	3,799	3,974
Net premium earned	6,941	6,701	20,437	20,047
Investment income	303	733	1,359	2,272
Other income	141	746	438	1,086
Total Insurance Company Revenues	7,385	8,180	22,234	23,405

Other Revenues from Insurance Operations
Gross commissions and fees	821	876	2,536	2,791
Investment income	—	1	1	2
Finance charges and fees earned	19	16	51	55
Other income	4	5	9	12
Total Revenues	8,229	9,078	24,831	26,265

EXPENSES
Losses and loss adjustment expenses	3,572	3,358	11,620	10,616
Policy acquisition costs	1,660	1,778	5,128	5,323
Salaries and employee benefits	1,253	1,148	3,917	3,270
Commissions to agents/brokers	59	55	176	167
Other operating expenses	550	792	1,883	2,128
Total Expenses	7,094	7,131	22,724	21,504

Income Before Taxes	1,135	1,947	2,107	4,761
Income tax expense	389	672	704	1,665
Net Income	$746	$1,275	$1,403	$3,096

PER SHARE DATA:
Basic
Earnings Per Share	$0.14	$0.24	$0.26	$0.58
Weighted Average Shares	5,338	5,335	5,341	5,334
Diluted
Earnings Per Share	$0.14	$0.24	$0.26	$0.58
Weighted Average Shares	5,350	5,358	5,357	5,359

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($ in thousands)

	For the Nine Months Ended
	September 30
	2012	2011
Cash flows from operating activities:
Net Income	$1,403	$3,096
Adjustments to reconcile net income to net cash from operations
Depreciation	91	43
Bond amortization, net	69	121
Non-cash stock based compensation	17	23
Changes in assets and liabilities
Premium, notes and investment income receivable	(306)	(1,109)
Reinsurance recoverable	209	3,441
Deferred policy acquisitions costs	230	7
Other assets	(779)	81
Unpaid losses and loss adjustment expenses	(3,457)	(6,328)
Unearned premiums	678	137
Advance premium and premium deposits	112	392
Accrued expenses and other liabilities	(206)	(1,108)
Income taxes current/deferred	(57)	504
Net Cash Used by Operating Activities	(1,996)	(700)

Cash flows from investing activities:
Purchase of fixed maturity investments	(1,300)	(6,045)
Proceeds from maturity of fixed maturity investments	44,635	27,506
Net increase in short-term investments	(39,907)	(20,676)
Additions to property and equipment	(525)	(50)
Net Cash Provided by Investing Activities	2,903	735

Cash flows from financing activities:
Proceeds from exercise of stock options	15	2
Repurchase of common stock	(226)	(11)
Dividends paid to stockholders	(1,068)	—
Net Cash Used by Financing Activities	(1,279)	(9)

Net (decrease) increase in cash	(372)	26
Cash at beginning of period	467	45
Cash at End of Period	$95	$71

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	—	—
Income taxes	$759	$1,159

Supplemental Schedule of Non-Cash Investing Activities
Write-offs of property and equipment	—	$1,432